This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 27th day of July, 2001.

                                          COLLEGE AND UNIVERSITY FACILITY
                                          LOAN TRUST ONE

                                          By: State Street Bank and Trust
                                          Company, not in its individual
                                          capacity, but solely as Owner Trustee
                                          under a Declaration of Trust dated
                                          September 17, 1987 and Amended and
                                          restated on September 29, 1987, and
                                          December 4, 1989.


                                          By: Diana J. Kenneally
                                              Assistant Secretary